WHITNEY HOLDING CORPORATION
                             228 St. Charles Avenue
                              New Orleans, LA 70130
                                 (504) 586-7272

                                   PROSPECTUS

                                 164,332 SHARES
                            NO PAR VALUE COMMON STOCK

                              --------------------

     This prospectus relates to the public offering, which is not being underwritten, of up to 164,332. shares of no par value common stock issued by Whitney Holding Corporation. The shares may be offered, from time to time, by the selling shareholder, Whitney National Bank, as trustee of the Whitney National Bank Retirement Trust. The trustee intends to sell the shares on behalf of the trust in ordinary brokers' transactions at the prevailing market price, in negotiated transactions at prices determined by the parties or by other means.

                              --------------------


     Our common stock is traded on the Nasdaq Stock Market under the trading symbol "WTNY." On February 2, 2004, the closing sales price of the stock was $40.66 per share.

                              --------------------

     The company will not receive any of the proceeds from the sale of the shares; the proceeds will go to the trust. All the expenses of registration incurred in connection with this offering are being borne by us, but all brokerage commissions and other direct expenses of sale incurred by the trustee will be borne by the trust.

                              ---------------------


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
              BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


                The date of this prospectus is February 2, 2004.

                                TABLE OF CONTENTS

                                                                            Page

About this Prospectus..........................................................1

Where You Can Find More Information............................................2

Information About the Company..................................................3

Forward-Looking Statements.....................................................3

Use of Proceeds................................................................3

Selling Shareholder; Plan of Distribution......................................4

Legal Matters..................................................................4

Experts........................................................................4


                            1. About this Prospectus

     This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, the SEC. As permitted by SEC rules, this prospectus does not contain all of the information we included in the registration statement and the accompanying exhibits we filed with the SEC. You should read the registration statement and the exhibits if you want more information. We filed the registration statement on Form S-3 with the SEC on February 5, 2004, No. 333-112501.

     This prospectus provides you with information about securities that are offered by the trustee of the Whitney National Bank Retirement Trust. You should assume that the information in this prospectus, or any prospectus supplement, is accurate only as of the date on the front of the document and that any information we incorporated by reference is accurate only as of the date of the document incorporated by reference.

     You should only rely upon the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized any person to provide you with different information.

     Unless we have indicated otherwise, references in this prospectus to the "company," "Whitney," "we," "us," and "our" or similar terms are to Whitney Holding Corporation. The term "bank" means Whitney National Bank. The term "plan" means the Whitney National Bank Retirement Plan, the term "trust" means the Whitney National Bank Retirement Trust, and the term "trustee" refers to Whitney National Bank, in its capacity as the trustee of the trust.

                     2. Where You Can Find More Information


     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. You can obtain information about the SEC's public reference room by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a copying fee, by writing to the SEC at its principal office at 450 Fifth Street, N.W., Washington, DC 20549. You can access information we file electronically with the SEC over the Internet at the SEC's website at http://www.sec.gov.

     Our common stock is traded on the Nasdaq Stock Market under the trading symbol "WTNY." You can inspect any reports, proxy and information statements and other information concerning us at the offices of the National Association of Securities Dealers, 1735 K. Street, N.W., Washington, DC 20006.

     The SEC permits "incorporation by reference," which means that we can disclose important information to you by referring you to other documents. The information we incorporate by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, the Exchange Act, until the trustee sells all of the securities covered by this prospectus:

        o  Annual Report on Form 10-K for the year ended December 31, 2002.

        o  Quarterly Report on form 10-Q for the quarter ended March 31, 2003.

        o  Quarterly Report on form 10-Q for the quarter ended June 30, 2003.

        o Quarterly Report on form 10-Q for the quarter ended September 20, 2003.

        o Current Report on Form 8-K filed with the SEC on January 21, 2004, other than the information furnished in item 12 thereof.

        o Current Report on Form 8-K filed with the SEC on October 16, 2003, other than the information furnished in item 12 thereof.

        o Current Report on Form 8-K filed with the SEC on July 17, 2003, other than the information furnished in item 9 thereof.

        o Current Report on Form 8-K filed with the SEC on April 17, 2003, other than the information furnished in item 9 thereof.

        o A description of our common stock, which is included on Form 8-K filed with the SEC on January 19, 1996, as may be amended from time to time to update the description.

     You may request a copy of these documents, without charge, by writing, telephoning or e-mailing:

     Investor Relations
     Whitney Holding Corporation
     228 St. Charles Avenue
     New Orleans, LA  70130
     Telephone: (504) 586-3627
     E-mail:  investor.relations@whitneybank.com

                        3. Information About the Company

     Whitney Holding Corporation, the Company, is a Louisiana bank holding company registered under the Bank Holding Company Act of 1956, as amended. Our principal banking subsidiary is Whitney National Bank. The bank is a national banking association headquartered in New Orleans, Louisiana. It has engaged in the general banking business in south Louisiana since 1883. The bank engages in community banking, serving a market area that covers the five-state gulf coast region. These locations stretch from Houston, Texas; across southern Louisiana and the coastal region of Mississippi; through central and south Alabama; and into the Florida panhandle. The bank also has a foreign branch on Grand Cayman in the British West Indies. Our principal executive offices are located at:

         228 St. Charles Avenue
         New Orleans, Louisiana  70130
         Telephone: (504) 586-7117

     The company, the bank and their related operations are subject to federal, state and local laws applicable to banks and bank holding companies and to the regulations of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.


                          4. Forward-Looking Statements

     Certain statements contained in or incorporated by reference into this prospectus are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, the "Securities Act," and section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, which we make in good faith, are based upon numerous assumptions, some of which may be specifically described with respect to a particular statement. Some of our more important assumptions include expectations about overall economic conditions in our market area, the movement of interest rates, actions that may be taken by the Federal Reserve Board, changes in laws and regulations applicable to our operations, the nature and level of competition, customer behavior and preferences and our ability to respond effectively to them.

     We do not know how future conditions and events will affect the assumptions used in our forward-looking statements. As a result, there is a risk that our future results will differ materially from what is stated in or implied by our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or developments or any other reason.


                               5. Use of Proceeds

     The company will not receive any of the proceeds realized from the sale of shares offered by this prospectus. All proceeds from the sale of shares offered by this prospectus will be for the account of the trust. We will incur expenses in connection with the registration of this offering, but the trust is responsible for the direct expenses of sale, such as brokerage commissions or other costs.

                  6. Selling Shareholder; Plan of Distribution


     The selling shareholder, the trust, is a tax-exempt trust that is maintained to fund benefits payable from the Whitney National Bank Retirement Plan, a qualified employee benefit plan. Except for shares acquired by the trust as a result of stock dividends or stock splits, the shares offered by this prospectus were contributed to the trust by the bank before 1965, to fund benefits payable under the plan. We are registering the shares to enable the trustee to diversify the assets of the trust.

     The following table sets forth, to the best of our knowledge, the number of shares of common stock held by the trust prior to this offering, the number of shares to be offered and sold by the trust under this prospectus, and the number of shares of common stock that will be owned by the trust after this offering (assuming the sale of all shares of common stock being offered):

--------------------- ------------------ ----------------
  Number of Shares                          Number of
   Owned Prior to     Number of Shares    Shares Owned
      Offering             Offered       After Offering
--------------------- ------------------ ----------------
--------------------- ------------------ ----------------
182,200*              164,332*           17,868*
--------------------- ------------------ ----------------
* Less than 1%.

     The trustee may sell a maximum of 164,322 shares pursuant to this prospectus for the account of the trust. The trustee acts independently of the company to determine the time, manner, and/or amount of any sale. The trustee may sell the shares on the Nasdaq Stock Market at prices and under terms then prevailing; the trustee may also sell the shares at prices related to the then current market price, at varying prices or at negotiated prices. The shares may be sold, from time to time, by one or more of the following means:

        o In transactions on the Nasdaq Stock Market or such other markets on which our common stock may be listed at the time of sale;

        o  In privately-negotiated transactions; or

        o  Through a combination of these or other methods.

     The trust will be responsible for any expenses incurred in connection with the sale of the securities, such as brokerage commissions and other expenses of sale.

                                7. Legal Matters

     Certain legal matters relating to the validity of the securities offered hereby will be passed upon for the company by Phelps Dunbar LLP, New Orleans, Louisiana.

                                   8. Experts

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, our independent accountants, given on the authority of the firm as experts in auditing and accounting.

     On May 22, 2002, we decided not to continue the engagement of Arthur Andersen LLP as our independent accountants. For additional information about this decision, refer to our current report on Form 8-K with the SEC on May 23, 2003. We understand that the SEC will not accept a consent from Arthur Andersen LLP if the engagement partner and the manager for our audit are no longer with Arthur Andersen LLP. As a result, we have not obtained the consent of Arthur Andersen LLP to the incorporation by reference into this registration statement of their audit report with respect to our consolidated financial statements as of December 31, 2001 and 2000, and the years then ended.

     Arthur Andersen LLP is not liable under section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by them or for any omission of a material fact required to be included in the financial statements. Accordingly, a purchaser of the common stock offered by this prospectus will be unable to assert a claim against Arthur Andersen LLP under section 11(a) of the Securities Act.